UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 23, 2012

VIASPACE Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	333-110680	76-0742386
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

382 N. Lemon Ave., Ste. 364, Walnut, California		91789
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	626-768-3360

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Loan Agreement

On October 23, 2012, Kevin Schewe, Director of the Registrant, made a $35,000 loan to the Registrant in conjunction with the Loan Agreement entered into with the Registrant on September 30, 2012. In the Loan Agreement, Schewe agreed, subject to satisfaction of certain conditions, including among other things, Schewe’s satisfaction with the use proceeds of past loans, to provide loans of up to $1,000,000 as required by the Registrant for a five-year period. The loans would be evidenced by a Secured Convertible Note. The loans accrue interest at 6% per annum and are secured by all assets of the Registrant. At Schewe's election, the notes are convertible into shares of Registrant common stock at a price equal to 80% of the average closing price of the Registrant's common stock for the 20 trading days immediately preceeding the date of the loan. Each note matures on the second anniversary of the issuance date of such note. If Schewe chooses to convert, the $35,000 loan made on October 23, 2012 would convert into 6,140,351 shares of Registrant common stock at a common stock price of $0.0057 per share.

Previously, Schewe has made cumulative loans totaling $50,000 to the Registrant.

The Note for the loan on October 23, 2012 is attached hereto as Exhibit 10.1.

Item 3.02 Unregistered Sales of Equity Securities.

Effective as of October 23, 2012, in connection with the Loan Agreement, the Registrant issued a secured convertible note to Dr. Schewe in the principal amount of $35,000. The note is convertible into shares of the Registrant common stock. The Registrant relied upon Section 4(2) of the Securities Act of 1933, as amended, for the offer and sale of its stock. It believed that Section 4(2) was available because the offer and sale was not a public offering of its securities and there was not general solicitation or general advertising involved in the offer or sale.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No. Description

10.1 Senior Secured Convertible Promissory Note dated October 23, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIASPACE Inc.

October 23, 2012	By:	Stephen J. Muzi

Name: Stephen J. Muzi
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Senior Secured Convertible Promissory Note dated October 23, 2012 between Registrant and Kevin Schewe